EXHIBIT 20.1

                             Slade's Ferry Bank

                         .......PRESS RELEASE.......


August 29, 1996                                           Media Contact:
                                                          Charlene J. Jarest
                                                          (508) 675-2121

FOR IMMEDIATE RELEASE


Somerset, Massachusetts


      Slade's Ferry Bank is pleased to announce the successful completion of its merger with National Bank of Fairhaven, Fairhaven, Massachusetts.

      Slade's Ferry Bank now has nine full-time bank offices, servicing communities from the Rhode Island border to Cape Cod, all along the south coast.

      On Friday, August 23rd, Slade's Ferry's assets upon completion of the merger were approximately $290,000,000, and the employees number 180.

      "We believe the opportunity to expand the delivery of financial services to the Greater New Bedford market will benefit the bank, the marketplace, and the stockholders. We will be providing expanded financial choices in the Greater New Bedford marketplace, and increasing the product and lending capabilities as a result of this merger," said James Carey, President of Slade's Ferry Bank.

      Slade's Ferry Bank is the wholly-owned subsidiary of Weetamoe Bancorp, which is listed on the pink sheets as WTMO. For further information as to stock price or availability, contact your broker.

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                         Slades Ferry Trust Company
         100 Slades Ferry Avenue * P.O. Box 390, Somerset, MA 02726
                 Cable Address "Slade Bank"      Member FDIC